Filed Pursuant to Rule 433

Registration Statement 333-296885

Issuer Free Writing Prospectus dated June 23, 2026

Relating to Preliminary Prospectus Supplement dated June 22, 2026

Sony Group Corporation

Pricing Term Sheet
$500,000,000 4.657% Senior Notes due 2031

Issuer:	Sony Group Corporation
Type of Securities:	SEC Registered
Principal Amount:	$500,000,000
Expected Security Ratings:*	A2 (Moody’s) / A+ (S&P)
Use of Proceeds:	The Issuer intends to use the net proceeds of this offering for general corporate purposes.
Trade Date: Settlement Date:	June 23, 2026 June 30, 2026 (T+5)**
Issue Date:	June 30, 2026
Maturity Date:	June 30, 2031
Interest Rate:	4.657% per annum, payable semi-annually in arrears
Interest Payment Dates:	June 30 and December 30 of each year, commencing on December 30, 2026.
Benchmark Treasury:	4.125% due May 2031
Benchmark Treasury Price/Yield:	99.414 / 4.257%
Spread to Benchmark:	40 basis points
Yield to Maturity:	4.657%
Price to Public:	100.000% of the principal amount
Underwriting Discount:	0.350% of the principal amount
Net Proceeds (after underwriting discount but before expenses):	$498,250,000
Day Count Convention:	30/360
Business Day:	New York, Tokyo
Business Day Convention:	Following, unadjusted
Listing:	None
Minimum Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Optional Redemption:	The Issuer has the option to redeem the Notes, in whole or in part, at any time and from time to time prior to May 30, 2031 (the “Par Call Date”).
The redemption price for the Notes to be redeemed prior to the Par Call Date will be equal to the greater of:
(i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes being redeemed matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in “Description of the Notes—Optional Redemption” in the Preliminary Prospectus Supplement) plus 10 basis points less (b) interest accrued to the date of redemption for the Notes to be redeemed; and
(ii) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date of the Notes being redeemed.
On or after the Par Call Date, the Issuer has the option to redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the redemption date for the Notes to be redeemed.
See “Description of the Notes—Optional Redemption” in the Preliminary Prospectus Supplement.
Optional Tax Redemption:	The Issuer may redeem the Notes in whole, but not in part, at a redemption price equal to 100% of the aggregate principal amount of the Notes outstanding plus accrued and unpaid interest to the redemption date upon the occurrence of certain changes in tax law, as set forth in the Preliminary Prospectus Supplement.
CUSIP:	835699 AB5
ISIN:	US835699AB51
Common Code:	340552571
Concurrent Debt Offerings:	The Issuer is also offering $500,000,000 of its 5.089% Senior Notes due 2036 for additional net proceeds (after the underwriting discounts but before expenses) of $497,750,000.
Joint Lead Managers and Joint Bookrunners:	BofA Securities, Inc. Morgan Stanley & Co. LLC
J.P. Morgan Securities LLC

Notes:

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the relevant rating agencies.

Section 309B Notification – In connection with Section 309B of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore (the “CMP Regulations 2018”), the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA) that the Notes are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and “Excluded Investment Products” (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products)

**Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the first business day preceding the settlement date will be required, by virtue of the fact that the Notes initially will settle T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the first business day preceding the settlement date should consult their own advisors.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at https://www.sec.gov/. Alternatively, copies of the prospectus and the preliminary prospectus supplement relating to the securities offered in this offering may be obtained by contacting BofA Securities, Inc. toll-free at 1-800-294-1322 and Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

No EEA or UK PRIIPs KID – No EEA or UK PRIIPs key information document (KID) has been prepared as not available to retail in EEA or the UK. See “Prohibition of Sales to EEA Retail Investors” and “Prohibition of Sales to UK Retail Investors” in the preliminary prospectus supplement.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

June 23, 2026

Sony Group Corporation

Pricing Term Sheet
$500,000,000 5.089% Senior Notes due 2036

Issuer:	Sony Group Corporation
Type of Securities:	SEC Registered
Principal Amount:	$500,000,000
Expected Security Ratings:*	A2 (Moody’s) / A+ (S&P)
Use of Proceeds:	The Issuer intends to use the net proceeds of this offering for general corporate purposes.
Trade Date: Settlement Date:	June 23, 2026 June 30, 2026 (T+5)**
Issue Date:	June 30, 2026
Maturity Date:	June 30, 2036
Interest Rate:	5.089% per annum, payable semi-annually in arrears
Interest Payment Dates:	June 30 and December 30 of each year, commencing on December 30, 2026.
Benchmark Treasury:	4.375% due May 2036
Benchmark Treasury Price/Yield:	99.094 / 4.489%
Spread to Benchmark:	60 basis points
Yield to Maturity:	5.089%
Price to Public:	100.000% of the principal amount
Underwriting Discount:	0.450% of the principal amount
Net Proceeds (after underwriting discount but before expenses):	$497,750,000
Day Count Convention:	30/360
Business Day:	New York, Tokyo
Business Day Convention:	Following, unadjusted
Listing:	None
Minimum Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Optional Redemption:	The Issuer has the option to redeem the Notes, in whole or in part, at any time and from time to time prior to March 30, 2036 (the “Par Call Date”).
The redemption price for the Notes to be redeemed prior to the Par Call Date will be equal to the greater of:
(i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes being redeemed matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in “Description of the Notes—Optional Redemption” in the Preliminary Prospectus Supplement) plus 10 basis points less (b) interest accrued to the date of redemption for the Notes to be redeemed; and
(ii) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date of the Notes being redeemed.
On or after the Par Call Date, the Issuer has the option to redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the redemption date for the Notes to be redeemed.
See “Description of the Notes—Optional Redemption” in the Preliminary Prospectus Supplement.
Optional Tax Redemption:	The Issuer may redeem the Notes in whole, but not in part, at a redemption price equal to 100% of the aggregate principal amount of the Notes outstanding plus accrued and unpaid interest to the redemption date upon the occurrence of certain changes in tax law, as set forth in the Preliminary Prospectus Supplement.
CUSIP:	835699 AC3
ISIN:	US835699AC35
Common Code:	340552717
Concurrent Debt Offerings:	The Issuer is also offering $500,000,000 of its 4.657% Senior Notes due 2031 for additional net proceeds (after the underwriting discounts but before expenses) of $498,250,000.
Joint Lead Managers and Joint Bookrunners:	BofA Securities, Inc. Morgan Stanley & Co. LLC
J.P. Morgan Securities LLC

Notes:

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the relevant rating agencies.

Section 309B Notification – In connection with Section 309B of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore (the “CMP Regulations 2018”), the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA) that the Notes are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and “Excluded Investment Products” (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products)

**Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the first business day preceding the settlement date will be required, by virtue of the fact that the Notes initially will settle T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the first business day preceding the settlement date should consult their own advisors.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at https://www.sec.gov/. Alternatively, copies of the prospectus and the preliminary prospectus supplement relating to the securities offered in this offering may be obtained by contacting BofA Securities, Inc. toll-free at 1-800-294-1322 and Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

No EEA or UK PRIIPs KID – No EEA or UK PRIIPs key information document (KID) has been prepared as not available to retail in EEA or the UK. See “Prohibition of Sales to EEA Retail Investors” and “Prohibition of Sales to UK Retail Investors” in the preliminary prospectus supplement.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.